                                                                    Exhibit 3.76

                          CERTIFICATE OF INCORPORATION

                                       OF

                          GLOBAL MEDICAL RESPONSE, INC.

     FIRST: The name of the corporation is: Global Medical Response, Inc.

     SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of stock which the corporation shall have authority to issue is Three Thousand (3,000) shares of Common Stock, and the par value of such shares is $.001 per share.

     FIFTH: The name and mailing address of the incorporator is:

            Gil B. Rosenthal
            Krendl Krendl Sachnoff & Way, P.C.
            370 17th Street, Suite 5350
            Denver, CO 80202

     The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME                Mailing Address
----                ---------------
William A. Sanger   6200 S. Syracuse Way, Suite 200
                    Greenwood Village, CO 80111

Glenn S. Leland     6200 S. Syracuse Way, Suite 200
                    Greenwood Village, CO 80111

     SIXTH: The board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

     SEVENTH: Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

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     EIGHTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     NINTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

     TENTH: The corporation shall indemnify its current or former directors, officers, employees and agents or any person who served or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise from and against any and all expenses, liabilities or other matters to the fullest extent permitted by the Delaware General Corporation Law. Such indemnification shall not be deemed exclusive of any other rights to which such person may be entitled, under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise, both as to actions taken in their official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such persons. The corporation shall have the power to enter into agreements providing for indemnification by the corporation of current or former officers, directors, general partners, employees and agents or any other person of or who served any predecessor corporation, partnership, joint venture, trust or other enterprise from and against any and all expenses, liabilities or other matters.

     I, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 14th day of February, 2005.


                                        /s/ Gil B. Rosenthal
                                        ----------------------------------------
                                        Gil B. Rosenthal, Incorporator


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